Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
SEZ Holding AG:
We consent to the incorporation by reference in the registration statements (Nos. 333-138545, 333-84638, 333-74500, 333-93115, 333-72751, 333-66833, 333-01011, 333-32981 and 333-127936) on Form S-8 of Lam Research Corporation of our report dated May 27, 2008, with respect to the consolidated balance sheet of SEZ Holding AG and subsidiaries as of December 31, 2007, and the related consolidated income statement, consolidated statement of changes in shareholders’ equity, consolidated statement of recognized income and expense, and consolidated statement of cash flows for the year then ended, which report appears in the Form 8-K/A of Lam Research Corporation dated March 11, 2008.

KPMG AG

/s/Herbert Bussmann	/s/Charles Errico
Herbert Bussmann	Charles Errico

Zurich, Switzerland
May 27, 2008